EXHIBIT 99.1

News Release
Press Department:
Diana Phillips
Matthew Weigman
(212) 606-7176
Investor Relations:
Jennifer Park
(212) 894-1023

SOTHEBY’S ANNOUNCES 2006 THIRD
QUARTER AND FIRST NINE MONTHS RESULTS

• Impressionist and Modern Art fourth quarter sales of $296.9 million, an increase of 73% from the prior year

• Income from continuing operations for the first nine months of 2006 of $38.0 million, a $26.5 million, or 229%, increase from the prior period

November 9, 2006, New York -- Sotheby’s (NYSE: BID) today announced results for the third quarter and first nine months ended September 30, 2006.

For the quarter ended September 30, 2006, the Company reported operating revenues of $57.4 million, a $0.9 million, or 2%, increase from the prior period, primarily due to higher finance segment revenues, offset by lower auction commission revenues. For the third quarter of 2006, loss from continuing operations was ($30.4) million, or ($0.49) per diluted share, compared to ($21.0) million, or ($0.35) per diluted share for the prior period, a $9.2 million decline. This deterioration in the third quarter is principally due to an $8.2 million, or 22%, increase in salaries and related costs and a $6.7 million, or 24%, rise in general and administrative costs.

Because of the seasonal nature of the art auction market, Auction Sales in the third quarter have historically represented only approximately 7%-10% of annual Auction Sales, and the third quarter has historically been a loss period for the Company. As a result, third quarter results are typically not indicative of expected full year results. Management believes that investors should focus on results for six month periods, which better reflect the auction market business cycle.

While salaries and related expenses increased in the third quarter, it is important to note that these costs have declined from 42.2% of revenues in the first nine months of 2005 to 39.8% for the first nine months of 2006 and we expect this trend to continue for the full year. The increase in the third quarter is primarily due to higher equity compensation costs ($3.3 million) and higher full-time salaries ($3.2 million). The increase in equity compensation primarily results from compensation arrangements with key senior executives. Included in the $3.3 million increase is $1.5 million in costs associated with restricted stock awards that will only be of value to the recipients if certain objective market or performance criteria are met at the end of three to five years.

The increase in full-time salaries is due to strategic headcount additions in key areas of the Company, such as Contemporary Art, Russian Art and Asian Art, as well as limited pay increases. Also contributing to increased salaries and related costs are higher payroll taxes ($0.8 million) due to the significant amount of stock option exercises in the quarter, attributable to the recent growth in the Company’s stock price, as well as increased restricted stock vestings in the quarter. Payroll taxes relating to option exercises are expected to decline; the number of stock options outstanding has decreased significantly as the Company has moved to a model where employees are rewarded with restricted stock rather than with stock options.

Sotheby’s Board of Directors and Management believe that it is appropriate to compensate senior executives with restricted stock so that their performance is aligned with the performance of the Company and the interests of shareholders. Consequently, Sotheby’s Board of Directors approved a new policy for senior executive stock holdings last week.

This new policy encourages senior executives to retain 50% of stock awards until a specified target number of shares is accumulated. Target ownership requirements will vary depending on position, salary and equity award participation levels and are anticipated to take four to five years for most executives to attain.

The increase in general and administrative expenses in the third quarter primarily stems from increased professional fees ($3.0 million) largely relating to an initiative for outsourcing catalogue production in Europe as well as outsourcing certain tax functions. A key goal for Management continues to be a focus on fixed costs and, where possible, globalizing certain initiatives. As such, Management expects that the catalogue outsourcing will lead to decreased costs in the future, similar to our experience in our North American business. Also contributing to the rise in general and administrative expenses are higher travel and entertainment costs ($1.4 million), attributable to increased business volume in the fall selling season as well as an increase in underlying airline and hotel costs, and increased premises rental and maintenance costs ($0.8 million).

For the first nine months of 2006, operating revenues are $401.7 million, a $92.8 million, or 30%, improvement. This is largely due to increased auction commission and principal activities revenues over the period. Income from continuing operations for the first nine months of 2006 was $38.0 million, a $26.5 million, or 229%, increase from the prior period. Diluted earnings per share from continuing operations was $0.62 for the first nine months of 2006, more than three times the prior period figure of $0.18.

“As the 73% increase in our fourth quarter Impressionist and Modern results and the 39% increase in our year to date sales make clear, the art market is extremely vibrant and we certainly expect a strong market and sales for the remainder of the year,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “Our responsibility at this time is to balance strategic investment spending, which takes advantage of the current robust environment, while continuing a rigorous focus on costs. This will continue to be our commitment to our shareholders and employees as we plan for 2007.”

Fourth Quarter Sales

This week in New York, our Impressionist and Modern Art sales achieved outstanding results. The sales totaled $296.9 million, 73% above last year’s total of $172 million and above the pre-sale low estimate of $271 million*. The highlights of the sale were Paul Cezanne’s still life Nature Morte aux Fruits, which sold for $37.0 million, soundly above its pre-sale estimate of $28/35 million* and Amedeo Modigliani’s Le Fils du Concierge, which sold for $31.1 million, over double its pre-sale low estimate of $14 million*. The evening sale brought the highest total at Sotheby’s for this category since May 1990 with an impressive 51 lots, or over two-thirds of the lots sold, selling for $1 million or above.

Last month, Asia Week in Hong Kong achieved its highest total ever for a series of sales. The nine sales brought $137.2 million, 45% higher than last year’s total of $94.8 million and soundly above the low pre-sale estimate of $124.3 million*. The Speelman Collection of Important Early Ming Buddhist Bronzes brought a tremendous $41.5 million, surpassing its pre-sale estimate of $17/24 million* by a wide margin. The highlight of the sale was an extraordinary Large and Important Gilt-Bronze Figure of Shakyamuni, mark and period of Yongle, which was estimated to bring $8 million* and made $14.9 million.

Our fall New York Contemporary sales will take place next week and are expected to achieve $146 to $200 million*. Highlights include Francis Bacon’s Version No.2 of Lying Figure with Hypodermic Syringe (estimated at $9/12 million*), Roy Lichtenstein’s Head – Yellow and Black (estimated at $8/10 million*) and Black and White Sunrise (estimated at $6/8 million*) and Willem de Kooning’s Untitled XXX (estimated at $7.5/9.5 million*). Other notable works included in the sales are by David Smith, Andy Warhol and Damien Hirst.

On November 29th, our American Paintings sale in New York, estimated at $45/65 million*, will include Edward Hopper’s quintessential Hotel Window which portrays the isolation of American urban life in the mid 20th Century through the depiction of a woman gazing out a dark hotel lobby window. The painting is estimated to sell for $10/15 million*. Other featured artists include Norman Rockwell, Mary Cassatt and Maurice Prendergast.

The forthcoming Russian sale in London at the end of November is expected to be its biggest ever with 460 lots estimated to bring $32/46 million*. Highlighting the sale is an extraordinary private collection of Fabergé, which is estimated at $2/3 million*. Also offered for sale are more than 20 works by contemporary Russian artists, as well as pictures by many of Russia’s most important émigré artists, salon painters and Mir Iskusstva movement artists.

Also in London, our Old Master Paintings sales will be held in December. Highlighting the sales is a single owner collection which includes a rare painting by Jan van der Heyden called View of the Sint Anthonispoort which is a beautiful painting of one of Amsterdam’s city gates. The painting is expected to bring $7/11 million* and the entire sale is estimated to garner $29 million*. Other important works by Jacob van Ruisdael, Ludolf Backhuizen, Salomon van Ruisdael and Bernardo Bellotto will be offered as well.

* Estimates do not include buyer’s premium.

About Sotheby’s

Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 35 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property.

Financial Table Follows

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com.

Sotheby’s earnings conference call will take place on Thursday, November 9, 2006, at 5:00 PM EST. Domestic callers should dial: 866-250-2351 and international callers should dial: 303-262-2006. The call reservation number is 11074582.

To listen to the conference call via web cast, please go http://w.on24.com/r.htm?e=30615&s=1&k=867C20C31D31FBD1B89D74EE45092239. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Revenues:
Auction and related revenues	$50,881	$53,693	$386,116	$301,426
Finance revenues	4,347	2,112	11,329	5,088
License fee revenues	961	385	2,153	1,009
Other revenues	1,191	279	2,096	1,414
Total revenues	57,380	56,469	401,694	308,937

Expenses:
Direct costs of services	10,360	8,136	46,471	37,407
Salaries and related costs	45,709	37,521	160,051	130,400
General and administrative expenses	34,162	27,465	97,370	85,301
Depreciation and amortization expense	5,372	5,468	16,035	16,685
Total expenses	95,603	78,590	319,927	269,793

Operating (loss) income	(38,223)	(22,121)	81,767	39,144

Interest income	1,165	1,253	2,793	4,494
Interest expense	(8,151)	(8,356)	(25,051)	(24,498)
Credit facility termination costs	-	(2,938)	-	(2,938)
Other (expense) income	(1,471)	121	(2,041)	(93)

(Loss) income from continuing operations before taxes	(46,680)	(32,041)	57,468	16,109
Equity in earnings of investees, net of taxes	151	130	660	610
Income tax (benefit) expense	(16,104)	(10,707)	20,110	5,167
(Loss) income from continuing operations	(30,425)	(21,204)	38,018	11,552

Discontinued operations:
(Loss) income from discontinued operations before taxes	(475)	183	(1,961)	(515)
Income tax benefit	(173)	(60)	(687)	(258)
(Loss) income from discontinued operations	(302)	243	(1,274)	(257)

Net (loss) income	($30,727)	($20,961)	$36,744	$11,295

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	($0.49)	($0.35)	$0.64	$0.19
(Loss) earnings from discontinued operations	(0.00)	0.00	(0.02)	(0.00)
Basic (loss) earnings per share	($0.50)	($0.34)	$0.62	$0.18

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	($0.49)	($0.35)	$0.62	$0.18
(Loss) earnings from discontinued operations	(0.00)	0.00	(0.02)	(0.00)
Diluted (loss) earnings per share:	($0.50)	($0.34)	$0.60	$0.18

Basic and diluted weighted average shares outstanding
Basic	61,780	61,135	59,564	62,184
Diluted	61,780	61,135	61,367	63,336

Dividends per share	$0.10	-	$0.10	-